Exhibit 99.1

[WRIT GRAPHIC APPEARS HERE]

NEWS RELEASE

CONTACT: Sara Grootwassink Executive Vice President and Chief Financial Officer Direct Dial: 301-255-0820 E-Mail: sgrootwassink@writ.com	[GRAPHIC APPEARS HERE]	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852 Tel 301-984-9400 Fax 301-984-9610 www.writ.com

Page 1 of 1	Newspaper Quote: WRIT FOR IMMEDIATE RELEASE	July 5, 2007

WASHINGTON REAL ESTATE INVESTMENT TRUST SUCCESSFULLY COMPLETES

CONSENT SOLICITATION TO AMEND TERMS OF UNSECURED NOTES

ROCKVILLE, Md.—July 5, 2007— Washington Real Estate Investment Trust (WRIT) (NYSE:WRE) announced today that it has successfully completed its consent solicitation (the “Consent Solicitation”) to amend the terms of its outstanding unsecured notes. The Consent Solicitation passed by an overwhelming majority, with more than 97% of the bondholders consenting to the terms.

WRIT requested the modifications, primarily due to the restrictive total assets definition, previously defined as undepreciated real estate assets plus all other assets, excluding accounts receivables and intangibles. The change to a market based asset definition will more accurately reflect the value of these assets. The modifications provide WRIT approximately $475 million of additional borrowing capacity which will enable it to more efficiently operate its business, ensure its continued growth, and maintain its proven results.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 88 properties consisting of 14 retail centers, 26 general purpose office properties, 16 medical office properties, 23 industrial/flex properties, 9 multi-family properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, (a) the economic health of our tenants; (b) the economic health of the greater Washington Metro region, or other markets we may enter, including the effects of changes in Federal government spending; (c) the supply of competing properties; (d) inflation; (e) consumer confidence; (f) unemployment rates; (g) consumer tastes and preferences; (h) stock price and interest rate fluctuations; (i) our future capital requirements; (j) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (k) governmental or regulatory actions and initiatives; (l) changes in general economic and business conditions; (m) terrorist attacks or actions; (n) acts of war; (o) weather conditions; and (p) the effects of changes in capital available to the technology and biotechnology sectors of the economy.

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